EX-99.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Delaware Pooled® Trust of our reports dated December 21, 2022, relating to the financial statements and financial highlights, which appear in Delaware Global Listed Real Assets Fund’s Annual Reports on Form N-CSR for the year ended October 31, 2022. We also consent to the references to us under the headings “Financial Highlights” and “Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
February 23, 2023